EXHIBIT 3.6

CERTIFICATE OF CORRECTION

American Medical Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.                                       The name of the corporation is American Medical Technologies, Inc.

2.                                       A document titled “CERTIFICATE OF AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AMERICAN MEDICAL TECHNOLOGIES, INC.” was filed with the Secretary of State of the State of Delaware on May 12, 2005, and said document requires a correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3.                                       The inaccuracy or defect in said filing was that the title was incorrect and should instead have referenced the following title “CERTIFICATE OF AMENDMENT TO THE FIRST AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AMERICAN MEDICAL TECHNOLOGIES, INC.”

IN WITNESS WHEREOF, this Certificate of Correction has been duly executed by the undersigned President of American Medical Technologies, Inc., this 10th day of July, 2007.

By:	/s/Judd D. Hoffman
Judd D. Hoffman, President